Exhibit 99.1

PRESS RELEASE

AEON Biopharma Announces Topline Results from Phase 2 Trial of ABP-450
(prabotulinumtoxinA) for the Preventive Treatment of Episodic Migraine

– ABP-450 doses of 150 units and 195 units showed treatment effect of 4.8 days and 5.0 days, respectively, in the mean change from baseline in monthly migraine days (MMD) at weeks 21-24 but did not meet statistical significance vs. placebo because of a much higher-than-expected placebo response of 4.2 days –

– Study demonstrated statistical significance on multiple secondary and exploratory endpoints, including the responder analysis of both a >50% and >75% improvement from baseline in MMD –

– Totality of the data showed evidence of a dose response favoring the higher 195 units arm, and supports the decision to advance into Phase 3, anticipated in 2H 2024 –

– Ongoing Phase 2 trial for the preventive treatment of chronic migraine has enrolled over 430 subjects; anticipate completing enrollment in Q4 2023 and announcing topline data in 2H 2024 –

– Management to host a conference call at 4:30 p.m. ET –

IRVINE, Calif., October 19, 2023 – AEON Biopharma, Inc. (“AEON” or the “Company”) (NYSE: AEON, AEON WS), a clinical-stage biopharmaceutical company focused on developing a proprietary botulinum toxin complex for the treatment of multiple debilitating medical conditions, announced the topline results from its Phase 2 clinical trial of ABP-450 (prabotulinumtoxinA) for the preventive treatment of episodic migraine.

The Phase 2 randomized, double-blind, placebo-controlled trial evaluated the efficacy and safety of ABP-450 for the prevention of episodic migraine in adults who suffer from fewer than 15 headache days per month and between 6 to 14 migraine days per month. The study enrolled a total of 305 patients across approximately 60 sites in the United States, Canada and Australia. Patients had at least a one-year history of episodic migraine (with or without aura) according to the ICHD-3 (2018) definition and diagnostic criteria. Patients were randomized approximately evenly across a low dose group receiving 150 units (150U) of ABP-450, a high dose group receiving 195 units (195U) of ABP-450, and a placebo group. All patients received two treatment cycles 12 weeks apart utilizing the Company’s novel treatment paradigm involving fewer injections than the current botulinum toxin treatment option for chronic migraine.

The primary endpoints for the clinical study were the change in mean monthly migraine days, or MMD, from the four-week baseline period to weeks 21 to 24 of the treatment period and the incidence of treatment-emergent adverse events (“TEAEs”), in each case as compared to placebo. The key secondary and exploratory endpoints included the percentage of patients achieving a reduction from baseline (the “responder rate”) of at least 50% in MMD and 75% in MMD during the weeks 21 to 24 of the treatment period and improvements on certain patient and rating scales.

On the primary endpoint, the topline data showed ABP-450 had a treatment effect with mean reductions in MMD of 4.8 days at the 150U dose (n = 99) and 5.0 days at the 195U dose (n = 108), compared to only 4.2 days in placebo (n = 98) at weeks 21-24, but did not meet statistical significance (Figure 1). On the key secondary endpoint of MMD responder rates, ABP-450 did show statistical significance and clinically meaningful separation from placebo. Sixty-nine percent of patients at the 195U dose achieved a 50% or greater reduction in MMD, which was statistically significant to placebo at 52% (p=0.0132). Thirty-seven percent of patients receiving the 195U dose and 34% of patients receiving the 150U dose achieved 75% or greater reduction in MMD, which were both statistically significant to placebo at 23% (p=0.0245 and p=0.0439, respectively). Results of the responder rate analysis are summarized in Figure 2. On the exploratory endpoint of Patient Global Impression of Severity (PGI-S), the results showed statistically significant improvements of -0.9 at the 150U dose and -1.0 at the 195U dose, compared to placebo at -0.6 (p=0.0436 and p=0.0028, respectively).

PRESS RELEASE

ABP-450 demonstrated a favorable safety profile for patients with episodic migraine. The Company believes the totality of the data provides evidence of a dose response favoring the higher 195U dose and lends support to its decision to progress ABP-450 into Phase 3. The Company plans to request an end-of-phase 2 meeting with the U.S. Food and Drug Administration (FDA) to discuss the protocol and study design for Phase 3, and the meeting is expected to take place in the first half of 2024.

“These Phase 2 results offer encouraging data around reductions in MMD, dose response, and safety and tolerability that warrant progressing into Phase 3 with ABP-450 for the preventive treatment of episodic migraine. We believe that the inclusion of a high percentage of naïve patients within the study may have contributed to a higher than expected response rate among patients receiving placebo. For Phase 3, we are evaluating multiple parameters to increase the statistical power and reduce the observed higher placebo responses,” stated Dr. Chad Oh, Chief Medical Officer of AEON.

“We believe these robust topline data announced today from the Phase 2 trial fulfill our objectives for this study and support the decision to advance the program into a larger pivotal study. We look forward to meeting with the FDA during an end-of-phase 2 meeting to solidify our Phase 3 program,” commented Marc Forth, AEON’s President and Chief Executive Officer. “In addition, we are on track to complete enrollment in our ongoing Phase 2 study of ABP-450 as a preventive treatment for chronic migraine in the fourth quarter of 2023 and announce the topline data in the second half of 2024.”

Figure 1 - Change in Monthly Migraine Days (MMD) (Weeks 21-24)

Caption: p=0.2844 (150 U vs. Placebo); and p=0.1711 (195 U vs. Placebo)

PRESS RELEASE

Figure 2 - MMD Responder Rates Statistically Significant

Caption: Responder definition: patient demonstrated a reduction vs. baseline in the number of monthly migraine days (MMD) of ≥50% and ≥75% during weeks 21-24

Migraine is a complex neurological disease characterized by recurrent episodes of headaches that affects approximately 40 million people in the United States and approximately a billion people worldwide, making migraine the third most prevalent illness in the world. Patients that live with migraine experience symptoms that include recurring throbbing headache pain, nausea, vomiting, and sensitivity to light, sound, touch and smell. Migraine can be categorized as episodic migraine or chronic migraine. The Company projects that approximately 9.4 million Americans live with episodic migraine, which is characterized by fewer than 15 headache days per month and between 6 to 14 migraine days per month, but each individual attack can be just as debilitating.

Conference Call and Webcast Information

AEON will host an analyst and investor conference call at 4:30 p.m. ET today, October 19, 2023, which will include a more detailed presentation of these data. To access the webcast of the call with slides please visit the Investors section of AEON’s website or Click Here for a direct link. An archived webcast will be available on the AEON website after the event. For those wishing to access the conference call via phone, please dial +1 (877) 704-4453 (domestic) or +1 (201) 389-0920 (international).

To learn more about AEON and the development of its uniquely positioned therapeutic neurotoxin, visit www.aeonbiopharma.com.

PRESS RELEASE

About ABP-450 (prabotulinumtoxinA) Injection

ABP-450 contains a 900 kDa botulinum toxin type-A complex produced by the bacterium Clostridium botulinum. The active part of the botulinum toxin is the 150 kDa component, and the remaining 750 kDa of the complex is made up of accessory proteins that the Company believes help with the function of the active portion of the botulinum toxin. When injected at therapeutic levels, ABP-450 blocks peripheral acetylcholine release at presynaptic cholinergic nerve terminals by cleaving SNAP-25, a protein integral to the successful docking and release of acetylcholine from vesicles situated within the nerve endings leading to denervation and relaxation of the muscle.

About AEON Biopharma

AEON is a clinical stage biopharmaceutical company focused on developing its proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection, or ABP-450, for debilitating medical conditions, with an initial focus on the neurosciences market. AEON recently completed a Phase 2 study of ABP-450 for the treatment of cervical dystonia and has an ongoing Phase 2 study of ABP-450 for the preventive treatment of chronic migraine. ABP-450 is the same botulinum toxin complex that is currently approved and marketed for cosmetic indications by Evolus under the name Jeuveau. ABP-450 is manufactured by Daewoong in compliance with current Good Manufacturing Practice, or cGMP, in a facility that has been approved by the U.S. Food and Drug Administration, or the FDA, Health Canada and European Medicines Agency, or EMA. AEON has exclusive development and distribution rights for therapeutic indications of ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. The Company has built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or AEON’s future financial or operating performance. For example, statements regarding continued listing on the New York Stock Exchange American, the anticipated timing of clinical results, the impact of current financing arrangements, the competitive environment in which AEON operates, AEON’s expected capital resources and liquidity needs and the expected future operating and financial performance and market opportunities of AEON are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "pro forma", "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

PRESS RELEASE

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by AEON and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the outcome of any legal proceedings that may be instituted against AEON or others; (ii) AEON’s ability to continue to meet continued stock exchange listing standards; (iii) costs related to being a public company; (iv) changes in applicable laws or regulations; (v) the possibility that AEON may be adversely affected by other economic, business, regulatory, and/or competitive factors; (vi) AEON’s estimates of expenses and profitability; (vii) the evolution of the markets in which AEON competes; (viii) the ability of AEON to implement its strategic initiatives, including the continued development of ABP-450; (ix) the ability of AEON to defend its intellectual property; (x) the ability of AEON to satisfy regulatory requirements; (xi) the impact of adverse geopolitical and macroeconomic developments, such as the COVID-19 pandemic, the Israel-Hamas conflict, the Ukraine-Russia conflict and related sanctions, actual and anticipated changes in interest rates, economic inflation and the responses by central banking authorities to control such inflation on AEON’s business; and (xii) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s prospectus and in subsequent filings with the Securities and Exchange Commission.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AEON does not undertake any duty to update these forward-looking statements.

Contacts

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

Source: AEON Biopharma